Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-008		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES EXPIRATION OF CASH TENDER OFFER

FOR ITS 8.000% SENIOR NOTES DUE 2017 AND

INITIATION OF RELATED REDEMPTION

April 11, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that the previously announced cash tender offer (the “Offer”) for any and all of its $250,000,000 in aggregate principal amount of 8.000% Senior Notes due 2017 (CUSIP 440543 AH 9) (the “8.000% Notes”), expired as scheduled at 11:59 p.m. Eastern time on April 10, 2013 (the “Expiration Time”). Including the tendered 8.000% Notes that the Company had announced receiving on March 27, 2013, the Company accepted and made payment for $234,656,000 in aggregate principal amount of 8.000% Notes validly tendered pursuant to the Offer.

The Company also announced today that, on May 13, 2013, it will redeem the entire balance of $15,344,000 in aggregate principal amount of 8.000% Notes that remain outstanding at a redemption price to be calculated in accordance with the indenture governing the 8.000% Notes (the “Indenture”) and as set forth in the Notice of Redemption. The Company delivered copies of the Notice of Redemption to The Depository Trust Company, as record holder for the 8.000% Notes, on April 11, 2013. The redemption will be funded with proceeds from the Company’s recent issuance of $450,000,000 in aggregate principal amount of 5.000% Senior Notes due 2021.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 79 vessels primarily serving the energy industry and has 24 additional high-spec Upstream vessels contracted, approved or under construction for delivery on various dates through 2015.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions to redeem the 8.000% Notes and the construction of certain vessels. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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